                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON D.C. 20549


                                 SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. 4)*


                             HUNTWAY PARTNERS L.P.
                             ---------------------
                               (Name of Issuer)
                   Preference Units Representing Cumulative
                Participating Preference Limited Partner Units
                ----------------------------------------------
                         (Title of Class of Securities

                                  447300 20 3
                                 -------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

  CUSIP No. 447300 20 3                   13G               Page 2 of 9 Pages

- ------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Huntway Holdings, L.P.  95-4122669
- ------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

- ------------------------------------------------------------------------------
      SEC USE ONLY
 3


- ------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
            Delaware

- ------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                4,274,474 common units

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                              0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                 4,274,474 common units

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                               0
- ------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
            4,274,474 common units

- ------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


- ------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
            27.68% of the Units representing limited partner interests in Huntway Partners, L.P.

- ------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
            PN

- ------------------------------------------------------------------------------

  CUSIP NO. 447300 20 3                   13G               Page 3 of 9 Pages

- ------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Reprise Holdings, Inc.  74-1986485
- ------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

- ------------------------------------------------------------------------------
      SEC USE ONLY
 3


- ------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
            Texas

- ------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                653,286 common units

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                              -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                 653,286 common units

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                              -0-
- ------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
            653,286 common units directly and 4,274,474 indirectly through Huntway Holdings, L.P. (Reprise Holdings, Inc. is the sole general partner of Huntway Holdings, L.P.)


- ------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
            N/A

- ------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
            31.91% of the units presenting limited partner interests in Huntway Partners, L.P.

- ------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
            CO

- ------------------------------------------------------------------------------

  CUSIP NO. 447300 20 3                   13G               Page 4 of 9 Pages

- ------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            First Capital Corporation of Chicago  36-2464372
- ------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

- ------------------------------------------------------------------------------
      SEC USE ONLY
 3


- ------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
            Illinois

- ------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                562,500 preference units

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                 562,500 preference units

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8

- ------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
            562,500 Preference Units owned directly and 4,927,760 owned indirectly through Reprise Holdings, Inc. (First Capital Corporation of Chicago owns 90% of the common stock of Reprise Holdings, Inc.)

- ------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
             N/A

- ------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
            3.64% directly; 31.91% indirectly

- ------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
            CO

- ------------------------------------------------------------------------------

  CUSIP No. 447300 20 3                   13G               Page 5 of 9 Pages

- ------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            First Chicago Corporation  36-2669970
- ------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

- ------------------------------------------------------------------------------
      SEC USE ONLY
 3


- ------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
            Delaware

- ------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                -0-

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                              -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                 -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                              -0-
- ------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
            None except indirectly through one or more subsidiaries as reported herein. See Item 4.

- ------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


- ------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
            -0-

- ------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
            CO HC

- ------------------------------------------------------------------------------

Item 1(a).     Name of Issuer:
               --------------

               Huntway Partners, L.P. (the  "Partnership")

Item 1(b).     Address of Issuer's Principal Executive Offices:
               -----------------------------------------------
               23822 West Valencia Boulevard
               Suite 210
               Valencia, California 91355

Item 2(a)-(c). Name of Person Filing           Address                     Place of Organization
               ---------------------           --------                    ---------------------
               Huntway Holdings, L.P.          23822 West Valencia Blvd.   Delaware
                                               Suite 210
                                               Valencia, CA 91355

               Reprise Holdings, Inc.          Three First National Plaza  Texas
                                               Suite 1330
                                               Chicago, IL 60670

               First Capital Corporation       One First National Plaza    Illinois
                 of Chicago                    Chicago, IL 60670
                 ("FCCC")*

               First Chicago Corporation       One First National Plaza    Illinois
               ("FCC")                         Chicago, IL 60670

- ------------

* First Chicago Corporation ("FCC") is filing this statement on behalf of itself and its wholly-owned subsidiary First Capital Corporation of Chicago ("FCCC"). Exhibit A attached hereto contains the agreement of FCC and FCCC to file joint disclosure statements on Schedule 13G.

Item 2(d). Title of Class of Securities:
           ----------------------------

           Units representing common limited partnership interests in the Partnership ("Common Units"). The units representing cumulative participating preference limited partnership interests in the Partnership (which are the securities registered under Section 12 of the Securities Act of 1933, as amended) were to become Common Units afer the "Preference Period" as such term is defined in the Amended and Restated Agreement of Limited Partnership of Huntway Partners, L.P.

Item 2(e). CUSIP Number
           ------------

           447300 20 3

Item 3.   Type of Person Filing:
          ---------------------

          Not applicable.

Item 4.   Ownership:
          ---------

          (a)-(c) See items 5 through 9 and item 11 on pages two through five hereof. FCC may be deemed to beneficially own the Common Units which are held directly or indirectly by FCCC solely through its ownership of FCCC. FCC may also be deemed to beneficially own 4,200 Common Units held in a fiduciary capacity by The First National Bank of Chicago ("FNBC") solely through its ownership of FNBC. The Common Units which FCC may be deemed to hold represent 35.58% of the outstanding Common Units. FNBC has shared investment power over the 4,200 Common Units held by it.

Item 5.   Ownership of Five Percent or Less of a Class:
          --------------------------------------------

          Not applicable.

Item 6.   Ownership of More Than Five Percent on Behalf of Another Person:
          ----------------------------------------------------------------

          Not applicable.

Item 7.   Identification and Classification of the Subsidiary Which Acquired the

          Security Being Reported On by the Parent Holding Company:
          ---------------------------------------------------------

          Not applicable.

Item 8.   Identification and Classification of Member of the Group:
          --------------------------------------------------------

          Not applicable.

Item 9.   Notice of Dissolution of Group:
          ------------------------------

          Not applicable.

Item 10.  Certification:
          -------------

          Not applicable.

Signature:
- ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 11, 1994

                              HUNTWAY HOLDINGS, L.P.
                              By Reprise Holdings, Inc.
                              Its General Partner


                                    /s/ Samuel M. Mencoff
                              By:  _______________________

                                      Samuel M. Mencoff
                              Name:  ____________________

                                           President
                              Title:  _____________________


                              REPRISE HOLDINGS, INC.


                                    /s/ Samuel M. Mencoff
                              By:  _______________________

                                      Samuel M. Mencoff
                              Name:  ____________________

                                           President
                              Title:  _____________________


                              FIRST CAPITAL CORPORATION OF CHICAGO


                                   /s/ Robert A. Rosholt
                              By:  _______________________
                                   Robert A. Rosholt
                                   Executive Vice President


                              FIRST CHICAGO CORPORATION


                                   /s/ Robert A. Rosholt
                              By:  _______________________
                                   Robert A. Rosholt
                                   Executive Vice President and
                                    Chief Financial Officer

                                   EXHIBIT A



                                   AGREEMENT
                                   ---------


   The undersigned hereby agree, pursuant to (S)240.13d-1(f)(1), that the statement on Schedule 13G (including all amendments thereto) to which this Agreement is attached is to be filed on behalf of each of the undersigned and that First Chicago Corporation may file a Schedule 13G under the Securities Exchange Act of 1934, and all amendments to such Schedule, with respect to the Units representing limited partnership interests in Huntway Partners, L.P.

Date:  February 11, 1994

                              FIRST CAPITAL CORPORATION OF CHICAGO


                                   /s/ Robert A. Rosholt
                              By:  _______________________
                                   Robert A. Rosholt
                                   Executive Vice President


                              FIRST CHICAGO CORPORATION


                                   /s/ Robert A. Rosholt
                              By:  _______________________
                                   Robert A. Rosholt
                                   Executive Vice President and
                                     Chief Financial Officer